Exhibit 21.1

SUBSIDIARIES OF PROLIANCE INTERNATIONAL, INC.

The following sets forth a list of all the direct and indirect subsidiaries as of December 31, 2008 of Proliance International, Inc., a Delaware corporation (the “Company”), and the State or other jurisdiction of incorporation or organization of each.

Jurisdiction of
Name	Incorporation or Organization

Aftermarket Delaware Corporation(a)	Delaware
Aftermarket LLC(a)	Delaware
Proliance International Holding Company(a)	Delaware
Proliance International de Mexico, S.A. de C.V.	Mexico
Radiadores GDI, S.A. de C.V.(b)	Mexico
Manufacturera Mexicana de Partes de
Automoviles, S.A.de C.V.	Mexico
Nederlandse Radiateuren Fabriek B.V.	The Netherlands
Nederlandse Radiateuren Fabriek France SARL	France
Nederlandse Radiateuren Fabriek B.V.B.A.	Belgium
Nederlandse Radiateuren Fabriek (United Kingdom)LTD	England
Nederlandse Radiateuren Fabriek G.M.B.H.	Austria
Nederlandse Radiateuren Fabriek Gmbh	Germany
Nederlandse Radiateuren Fabriek Espana S.A.	Spain
Nederlandse Radiateuren Fabriek sp.z.o.o.	Poland
Nederlandse Radiateuren Fabriek Italia S.r.l.	Italy
Nederlandse Radiateuren Fabriek Switzerland AG	Switzerland
Skopimex B.V.(b)	The Netherlands
Proliance International Sales, Ltd.	Canada

(a)	Holding company.

(b)	Currently an inactive subsidiary.